Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-56878
Relating to Preliminary Prospectus Supplement dated March 29, 2006
FINAL TERM SHEET — CHARTERED SEMICONDUCTOR 7YR US$300MM

ISSUER:	CHARTERED SEMICONDUCTOR MANUFACTURING LTD

RATINGS:	Baa3/BBB- (stable/stable)

SIZE:	US$300MM

TENOR:	7YRS

INTEREST PAYMENT DATES:	April 4 and October 4, First Payment Date, October 4, 2006

MATURITY:	April 4, 2013

COUPON:	6.25%

YIELD:	6.42%

PRICE:	99.053%

SPREAD:	US 7 year treasury bond 3.875% due 02/15/2013 + 157 basis points

TRADE DATE:	March 30, 2006

SETTLE:	April 4, 2006

FORMAT:	SEC REGISTERED

BOOKRUNNER:	Goldman Sachs

     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-471-2526.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.